Exhibit 5.1 and 23.3

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

February 27, 2024

TPG Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Ladies and Gentlemen:

TPG Inc., a Delaware corporation (the “Company”), TPG Operating Group I, L.P., a Delaware limited partnership (“TOG I”), TPG Operating Group II, L.P., a Delaware limited partnership (“TOG II”), TPG Operating Group III, L.P., a Delaware limited partnership (“TOG III”) and TPG Holdings II Sub, L.P., a Delaware limited partnership (“H2Sub”) (each, an “Issuer”) are filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) senior debt securities and subordinated debt securities (collectively, the “Debt Securities”) of each Issuer, which may be fully and unconditionally guaranteed by one or more of the Company, TOG I, TOG II, TOG III and/or H2Sub (each, a “Guarantor”), and which may be issued pursuant to a senior debt indenture among the applicable Issuer(s), any Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) (the “Senior Debt Indenture”) and a subordinated debt indenture among the applicable Issuer(s), any Guarantors party thereto and the Trustee (the “Subordinated Debt Indenture” and, together with the Senior Debt Indenture, the “Indentures”); and (ii) guarantees (each, a “Guarantee”) of the Debt Securities by the Guarantor(s), to be issued under the Indentures, as applicable.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the applicable Issuer(s) and the Guarantor(s) that we reviewed were and are accurate and (vii) all representations made by the applicable Issuer(s) and the Guarantor(s) as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Indentures and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustee, the applicable Issuer(s) and, if applicable, any Guarantor(s); the specific terms of a particular series of Debt Securities and any related Guarantee(s) have been duly authorized and established in accordance with the Indentures; and such Debt Securities and any related Guarantee(s) have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indentures and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the applicable Issuer(s) and each of the related Guarantees, if any, will constitute valid and binding obligations of each respective Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy,

TPG Inc.	2	February 27, 2024

insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indentures that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Debt Securities to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors of the Company and the General Partners of TOG I, TOG II, TOG III and H2Sub, as the case may be, shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Company shall remain validly existing as a corporation, and each of TOG I, TOG II, TOG III and H2Sub shall remain validly existing as a limited partnership, in good standing under the laws of the State of Delaware; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (iv) the Indentures, the Debt Securities and the Guarantees, if any, are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of each Issuer and each Guarantor); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that the terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the applicable Issuer(s) or any Guarantor of any such security (i) require no action by or in respect of, or filing with, any governmental body, agency or official and (ii) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the applicable Issuer(s) or any Guarantor.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP